EXHIBIT 10.6

Assured Guaranty Ltd. Perquisite Policy

This Assured Guaranty Ltd. Perquisite Policy (the “Policy”), established February 9, 2012 and amended and restated on April 30, 2026 (the “Effective Date”), sets forth the policies and procedures of Assured Guaranty Ltd. and its affiliates (the “Company”) with respect to establishing perquisites and designating those executives eligible to receive the perquisites during such executives’ periods of employment by the Company.
1.Eligibility for Perquisites. As of the Effective Date, the Chief Executive Officer of Assured Guaranty Ltd. (the “Chief Executive Officer”) and those senior executives of the Company designated by the Chief Executive Officer as eligible to receive the perquisites set forth in Section 2 hereof, in each case, subject to the limitations set forth in such Section 2. The Compensation Committee of the Board of Directors of Assured Guaranty Ltd. (the “Committee”) has the authority to make all determinations with respect to the eligibility of senior executives to receive perquisites and the scope of such perquisites, including, but not limited to, the authority to designate executives as eligible, to remove executives from eligibility (including those designated as of the Effective Date pursuant to this Section 1), and to limit the perquisites available to any executive or group of executives. The Committee may delegate authority hereunder to the Chief Executive Officer, except that the Committee shall retain full authority to make any determination regarding the eligibility of the Chief Executive Officer to receive perquisites and the scope of those perquisites.
2.Perquisites.
(a)Except as otherwise determined by the Committee or, with respect to senior executives of the Company other than the Chief Executive Officer, except as otherwise determined by the Chief Executive Officer, for each person who has been designated an executive officer of Assured Guaranty Ltd. for the purposes of U.S. Securities and Exchange Commission reporting requirements, for so long as such person remains an executive officer, the following perquisites shall be made available to such executive officer; provided, however, that the perquisite listed in Section 2(a)(ii) hereof shall only be available to those persons designated an executive officer prior to December 31, 2017:
(i)Reimbursement for the reasonable cost of any tax preparation service; and
(ii)Reimbursement for the reasonable cost of an annual executive medical exam.
(b)Except as otherwise determined by the Committee or, with respect to senior executives of the Company other than the Chief Executive Officer, except as otherwise determined by the Chief Executive Officer, for each officer of Assured Guaranty Ltd. who is subject to Section 16 of the Securities Exchange Act of 1934, as amended, for so long as such person remains such an officer, cybersecurity and privacy protection services shall be made available to such person and their dependent children under 18 years of age, at such level as is recommended and arranged by the Company from time to time.

EXHIBIT 10.6
(c)Except as otherwise determined by the Committee or, with respect to senior executives of the Company other than the Chief Executive Officer, except as otherwise determined by the Chief Executive Officer, for each person who has been designated an executive officer of Assured Guaranty Ltd. for the purposes of U.S. Securities and Exchange Commission reporting requirements and who is a citizen or permanent resident of the United States, for so long as such person remains an executive officer and works in Bermuda, the following additional perquisites shall be made available:
(i)Reimbursement for reasonable moving expenses for household goods in relocating to Bermuda.  Upon the termination of a senior executive’s employment for any reason (other than for Cause, as such term is defined within the Assured Guaranty Ltd. Executive Severance Plan), the Company will reimburse the executive for reasonable moving expenses actually incurred to move the executive’s household goods to the executive’s original port of departure, or to another destination (provided that the amount reimbursed for moving to another destination will not exceed the amount required to be reimbursed if the executive returned to the executive’s original port of departure), provided that such reimbursement rights apply only during the period ending on the last day of the second taxable year following the year in which the executive’s termination of employment occurs.
(ii)Reimbursement of up to a maximum amount determined by the Committee for the cost of suitable living accommodations in Bermuda. In the event that the executive chooses to purchase a residence in Bermuda, the Company will reimburse him or her only for the fair market rental value of said residence to the same maximum amount per month, which amount shall be reviewed from time to time in accordance with authorization from the Committee.
(iii)Annual stipend of $15,000 per calendar year to cover the cost of travel by the executive and his or her family members to and from Bermuda.
(iv)Reimbursement for initiation fees and annual dues at a club in Bermuda selected by the executive.
(v)Annual stipend of $20,000 per calendar year to cover the cost of an automobile for the executive in Bermuda.
3.    Timing of Reimbursements. Payment of reimbursement amounts and the provision of in-kind benefits by the Company under this Policy that constitute Deferred Compensation shall be subject to the following:
(a)Such reimbursements shall be made promptly after the executive submits reasonable evidence of having incurred the amounts subject to reimbursement, provided that the executive is required to provide such evidence no later than October 31 of the calendar year following the year in which such expenses are incurred (or such earlier date that is generally applicable, or such later date, established by the Company that is not later than the end of the calendar year following the year in which such expenses are incurred), and shall be paid by the Company not later than the last day of the calendar year following the year in which such expenses are incurred.

EXHIBIT 10.6
(b)To the extent required to avoid accelerated recognition of taxable income or imposition of additional tax under section 409A of the Internal Revenue Code of 1986, as amended, the amount of expenses eligible for reimbursement, or in-kind benefits provided, during the executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.
(c)The executive’s right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
The term “Deferred Compensation” means payments or benefits that would be considered to be provided under a nonqualified deferred compensation plan as that term is defined in Treas. Reg. §1.409A-1.
4.    Amendment and Termination. The Committee has the authority to amend or terminate this Policy at any time.
3